KB Mold Company– Mold Development and Royalty Agreement for
Child Resistant Tube Containers

This Royalty Agreement for Child Resistant Tube Containers (this “Agreement) is entered into as of September 11, 2014 (the “Effective Date”) and is between KB Mold Company (“Mold Owner”) and KIM International Corporation dba Kush Bottles (or its successors), a California Corporation with its principal place of business at 1800 Newport Circle, Santa Ana, CA 92705; hereinafter “Kush”.  In consideration of the following mutual promises, and intending to be legally bound, the parties hereto agree as follows:

1.
Terms and Conditions. Mold Owner hereby agrees to procure for Kush, on the terms and conditions contained in this Agreement, a mold and insert (“Mold”) to manufacture “Child Resistant Joint and Cone Tube Containers” (“Products”).

2.	Term and Termination.

a.
Length of Term.  Subject to the limitations set forth in this Agreement during the ramp up period (as defined below), the Agreement shall be effective as of the Effective Date and continue until December 31, 2019 (“Initial Term”).  This Agreement shall be automatically renewed at the conclusion of the Initial Term for successive twelve (12) month periods (“Successive Periods”).

b.
Termination. Prior to the expiration of the Initial Term, this Agreement may only be terminated upon the occurrence of Mold Owner obtaining from Kush the patent on the Mold (“Mold IP”) or Kush obtaining the Mold from Mold Owner. As to any Successive periods Kush may terminate upon 60 day written notice to Mold Owner.

3.	Minimum Orders; Quantities.

a.
During the “Ramp Up Period”, which is defined as the time period between the Effective Date and the date the Mold begins to be used to manufacture Products, Kush is entitled to continue to purchase similar products from other sources.

b.
After the Ramp Up Period, Kush agrees to purchase from the manufacturer of the Products, JB Plastics, a contract plastic injection molder, a minimum of 325,000 Products, every three (3) months, for the Initial Term of the Agreement.

4.	Royalty and Payment.

a.	Royalty Payment. Kush shall pay to Mold Owner a royalty of one-and-a-half cents ($0.015) per Products ordered (“Royalty”).

b.
Billing and Payment.  Mold Owner shall submit to Kush an invoice for the Royalty showing the volume of Products ordered by Kush from the manufacturer of the Products.  Kush shall pay each invoice, by cash, check or wire-transfer within thirty (30) days following date of invoice receipt.

c.
It is understood between the parties, while Mold Owner is responsible for development of the Mold, manufacturing of the Products is expected to be done by JB Plastics. Kush will continue to be responsible for paying JB Plastics for the manufacturing and supply of the Products.  JB Plastic’s costs shall be documented by invoices directly from JB Plastics to Kush on terms negotiated between JB Plastics and Kush.

d.
Kush agrees to fully indemnify, hold harmless and defend Mold Owner from and against all claims, actions, suits, demands, damages, liabilities, obligations, losses, settlements, judgments, costs and expenses (“Actions”) except any Actions due to or resulting from the intentional misconduct, negligence, or strict liability of Mold Owner.

5.	Tooling and Intellectual Property.

a.
The Mold.  Mold Owner will be responsible for the purchase and testing of the necessary tooling required to produce the Mold, the costs for which are estimated to be approximately $150,000.  It is expected the development of the Mold will take about fourteen (14) weeks from the Effective Date, hence the Ramp Up Period.

i.
After ordering and having paid Royalty payments to Mold Owner on a minimum of 2,250,000 Products, Kush will have the option to purchase the Mold from Mold Owner for the amount of all direct costs invested into the Mold (including delivery charges, taxes, testing expenses, etc.). Upon completion of the development of the Mold, Mold Owner shall provide Kush with the initial cost figures for the Mold.  Mold Owner shall continue to update Kush with additional cost figures, such as periodic maintenance costs, as they are incurred.

b.
The Patent.  Kush will be responsible for the patent development costs, estimated to be approximately $20,000, and upon completion of development, Kush will own the Mold IP. Mold Owner will have exclusive rights to use the Mold IP with no royalty, fees or restrictions.  Upon successful development of the Mold IP, Kush shall provide Mold Owner with the total direct cost figures for the Mold.

i.	In the event Kush breaches this Agreement or threatens insolvency, the patent will then be transferred to Mold Owner free and clear.

ii.	In no event shall Kush allow a lien to be placed upon the Product IP without Mold Owner’s prior written consent.

iii.
If Kush does not purchase the Mold from Mold Owner by November 30, 2019, Mold Owner shall have the option to buy the Mold IP for the amount of all direct costs invested into the development of the Mold IP.

6.
Information Access. Mold Owner shall have access to all sales documents, invoices and payment information between Kush and JB Plastics.  Kush shall carbon copy Mold Owner on every purchase order submitted to JB Plastics for the manufacturing of Products.

7.	Assignment. No party hereto may assign this Agreement without the prior written consent of the other party, and any attempted assignment in violation of this Agreement shall be null and void.

IN WITNESS WHEREOF, the undersigned authorized agents of the parties designated below have executed this Agreement as of the date first set forth above.

KUSH BOTTLES                                                                                           KB Mold Company

By: /s/ Nick Kovacevick                                                                           By:  /s/ Kevin Tom
Nick Kovacevich                                                                                                 Kevin Tom
Chief Executive Officer                                                                                       Chief Executive Officer